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                     November 4, 2022

       Kevin Green
       Vice President, Finance and Chief Financial Officer
       Cerus Corporation
       1220 Concord Avenue, Suite 600
       Concord, CA 94520

                                                        Re: Cerus Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 000-21937

       Dear Kevin Green:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services